Exhibit 10.02

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of July 20, 2011, is by and between SFN GROUP, INC. (f/k/a SPHERION CORPORATION), a Delaware corporation (hereinafter referred to as the “Company”), and Roy G. Krause (hereinafter the “Executive”).

Recital

The Company and the Executive are parties to that certain Change in Control Agreement dated May 7, 2001, as amended May 7, 2002, November 30, 2003, October 6, 2004, March 9, 2005 and December 15, 2008, (the “CIC Agreement”).

In connection with the “Offer Closing Date,” as such term is defined in the Agreement and Plan of Merger (the “Transaction Agreement”), dated as of July 20, 2011, by and among SFN Group, Inc., Randstad North America, L.P. and Cosmo Delaware Acquisition Corp., the Company and the Executive desire to amend the CIC Agreement upon the terms and conditions set forth herein.

This Amendment will become effective on the date the Offer Closing Date occurs (the “Amendment Effective Date”), provided if the Offer Closing Date does not occur or if the Transaction Agreement is terminated in accordance with its terms and provisions prior to the occurrence of the Offer Closing Date, this Amendment will become void ab initio, without liability to any of the parties hereto.

Terms and Conditions

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1.             Section 2 (including Section 2(a) and 2(b)) is amended in its entirety to read as follows:

“The Executive agrees to provide transition services, as may be reasonably requested by the Company after the “Offer Closing Date,” as such term is defined in the Agreement and Plan of Merger (“Merger Agreement”), dated as of July 20, 2011, by and among SFN Group, Inc., Randstad North America, L.P. and Cosmo Delaware Acquisition Corp.”

2.             Section 3 (including all subsections under Section 3) is amended in its entirety to read as follows:

“On or after the Offer Closing Date, upon (i) the termination of the Executive’s employment by the Company for any reason, (ii) the Executive’s voluntary termination of employment due to the Company’s reduction (or non-payment) of the Executive’s base salary, (iii) the Executive’s voluntary termination of employment for any reason on or after January 1, 2012, or (iv) the Executive’s death while employed by the Company, but, in any such case within two years after the date of the Change of Control that occurs pursuant to the Merger Agreement (as applicable a “Severance Event”), the Executive shall receive the payments set forth in Section 5.  If the Executive terminates his employment as provided in this Section 3, then the Executive shall be entitled to the benefits set forth in this Agreement in lieu of any termination, separation, severance or similar benefits under the Executive’s Employment Agreement, if any, or under the Company’s termination, separation, severance or similar plans or policies, if any.  For the avoidance of doubt nothing herein is intended to supersede or reduce the payments and benefits the Executive is entitled to under the terms of the Spherion Corporation Deferred Compensation Plan and the payments in respect of his equity awards as contemplated by the Merger Agreement.”

3.             Section 4 is amended in its entirety to read as follows:

“Either party can terminate the Executive’s employment upon notice, which shall set forth the effective date of the Executive’s termination (the “Termination Date”), which Termination Date cannot be more than 30 days after the date of such notice.”

4.             Section 5(a) is amended in its entirety to read as follows:

“Subject to the conditions set forth in this Agreement, upon a Severance Event, the Company shall pay the Executive on the Termination Date (reduced by any applicable payroll or other taxes required to be withheld) a lump sum severance payment, in cash, equal to $3,500,000.”

5.             The last sentence of Section 5(c) is hereby deleted in its entirety.

6.             Section 6 (including all subsections under Section 6) is amended in its entirety to read as follows:

“The Company will reimburse the Executive for the employer portion of the cost of maintaining COBRA coverage for a period of 18 months following his termination of employment.”

7.             A new subsection Section 7(b) is hereby added to read as follows:

“Upon the Effective Time, as defined in the Merger Agreement, the Executive shall be entitled to receive a pro rata portion of his 2011 annual bonus, based on the number of days from January 1, 2011 through the Effective Time and based on actual performance through the Effective Time (the “Pro Rata Bonus”).  The Pro Rata

Bonus shall be paid to the Executive within 10 business days following the Effective Time.”

8.             Except as specifically provided in and modified by this Amendment, the CIC Agreement is in all other respects hereby ratified and confirmed and references to the CIC Agreement shall be deemed to refer to the CIC Agreement as modified by this Amendment following the Amendment Effective Date and the CIC Agreement will remain in effect in accordance with its terms until the Amendment Effective Date.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered as of the day and year first above set forth.

SFN GROUP, INC.

By:	/s/ Mark W. Smith
Name: Mark W. Smith
Title: Executive Vice President and Chief Financial Officer

EXECUTIVE

/s/ Roy G. Krause
Roy G. Krause